Exhibit 99.2

BreitBurn Energy Partners L.P.

Page
Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2011	1

Notes to Unaudited Pro Forma Statement of Operations	2

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2011

	BreitBurn					BreitBurn
	Energy	Cabot Assets		Pro Forma		Energy
	Partners L.P.	Historical		Adjustments		Partners L.P.
Thousands of dollars, except per unit a mounts	Historical	(Note 4)		(Note 4)		Pro Forma
Revenues and other income items
Oil, natural gas and natural gas liquid sales	$284,673	$40,530	(a)	$150	(b)	$325,353
Gain (loss) on commodity derivative
instruments, net	119,132	-		-		119,132
Other revenue, net	3,416	-		-		3,416
Total revenues and other income items	407,221	40,530		150		447,901
Operating costs and expenses
Operating costs	119,465	11,863	(a)	973	(c)	132,301
Depletion, depreciation and amortization	76,354	-		11,297	(d)	87,651
General and administrative expenses	38,126	-		2,183	(c)	40,309
Loss on sale of assets	(40)	-		-		(40)
Total operating costs and expenses	233,905	11,863		14,452		260,220
Operating income (loss)	173,316	28,667		(14,303)		187,680
Interest expense, net of capitalized interest	27,770	-		4,680	(e)	32,450
Loss on interest rate swaps	3,020	-		-		3,020
Other (income) expense, net	(20)	-		-		(20)
Income (loss) before taxes	142,546	28,667		(18,983)		152,230
Income tax expense (benefit)	1,509	-		-		1,509
Net income (loss)	141,037	28,667		(18,983)		150,721
Less: Net income attributable to noncontrolling	(148)	-		-		(148)
Net income (loss) attributable to the	$140,889	$28,667		$(18,983)		$150,573
Basic net income (loss) per unit	$2.30					$2.46
Diluted net income (loss) per unit	$2.29					$2.45

See the accompanying notes to the unaudited pro forma combined financial statements.

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Notes to the Unaudited Pro Forma Combined Financial Statements

1.       General

BreitBurn Energy Partners L.P. is a Delaware limited partnership formed on March 23, 2006. BreitBurn Energy Partners L.P. completed its initial public offering in October 2006. References in this filing to “the Partnership,” “we,” “our,” “us” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries. We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States.

On October 6, 2011, BreitBurn Operating L.P. (“BreitBurn Operating”), our wholly owned subsidiary, completed the acquisition of certain assets (the “Cabot Assets”), with an effective date of September 1, 2011, from Cabot Oil & Gas Corporation (“Cabot”). The preliminary purchase price for the Cabot was $281 million. Assets consist of oil and natural gas properties which are approximately 95% natural gas reserves and are located primarily in the Evanston and Green River Basins of Southwest Wyoming. The Cabot Assets also include limited acreage and non-operated oil and natural gas interests in Colorado and Utah.

2.       Basis of Presentation

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2011 has been presented based on the individual statements of operations of the Partnership, and reflect the pro forma operating results attributable to the Cabot Assets as if the acquisition and the related transactions had occurred on January 1, 2010.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition occurred on January 1, 2010. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods. The accompanying unaudited pro forma combined financial statement of the Partnership should be read in conjunction with our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2011.

3. Pro Forma Adjustments to the Unaudited Combined Statement of Operations

Pro forma adjustments to the Consolidated Statement of Operations for the nine months ended September 30, 2011 assume the acquisition was consummated on January 1, 2010.

The unaudited pro forma combined statements of operations have been adjusted as follows:

(a)	Record revenue and direct operating expenses for the Cabot Assets derived from Cabot’s historical financial records.

For the nine months ended September 30, 2011, $40.5 million of revenue and $11.9 million of direct operating expenses.

(b)	Cabot applies the sales method of accounting for natural gas revenues while we apply the entitlement method. Under the sales method, revenues are recognized based on the actual volume of natural gas sold to purchasers. Natural gas production operations may include joint owners who take more or less than the production volumes entitled to them on certain properties. Production volume is monitored to minimize these natural gas imbalances. A natural gas imbalance liability is recorded at the actual price realized upon the gas sale if it is determined that the excess taken of natural gas exceeds the estimated remaining proved developed reserves for the properties. Under the entitlement method of accounting, we pay joint owners for their working interest shares of natural gas sold. As a result, we do not have natural gas producer imbalance positions.

Record adjustment to reflect natural gas sales revenue for the Cabot Assets under the entitlement method for the nine months ended September 30, 2011, $0.2 million increase in revenue.

(c)	Record estimated incremental G&A expense and regional operation management costs which the Partnership expects to incur for the newly acquired assets based on our evaluation of the number of employees needed to support and manage the properties.

For the nine months ended September 30, 2011, $2.2 million of G&A expense and $1.0 million of regional operation management costs (reflected on the operating costs row of the Statement of Operations).

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(d)	Record incremental depletion, depreciation and accretion expense related to the acquired depletable and depreciable assets for the nine months ended September 30, 2011, $11.3 million.

(e)	Add interest expense associated with bank debt of approximately $281 million incurred to fund the Cabot Acquisition. The assumed variable interest rate was 2.230% for the nine months ended September 30, 2011.

For the nine months ended September 30, 2011, $4.7 million.

If the variable interest rate increased or decreased by 0.125% in the future, the annual pro forma interest expense would increase or decrease by approximately $0.4 million.

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